Exhibit 99.1

American Spectrum Reduces Annual Cost $500,000 by Relocating Accounting Department from California to Houston, TX

HOUSTON--(BUSINESS WIRE)--September 5, 2012--American Spectrum Realty, Inc. (AMEX:AQQ)(“the Company”), a real estate investment and management company headquartered in Houston, announced today that the Company plans to reduce annual cost $500,000 by transitioning the accounting department from California to Houston, TX.

This restructuring is part of a company-wide effort to reduce redundancy between its Houston and California office locations and provide more efficient service to third-party management clients. Houston’s low cost of living, central location, and rich employment pool of qualified applicants were all factors in the relocation decision. The plan includes the elimination of several mid-management positions, as well as bringing IT support in-house to reduce outsourced service fees. The Company intends to implement the remainder of these cost-cutting changes throughout the month of September.

American Spectrum is always seeking ways to provide better service to its customers and clients and this decision is consistent with the Company’s long term strategic plan to reduce expenses and grow its third-party management business. “American Spectrum represents owners all over the United States and it’s important that we are accessible and responsive to clients on both coasts. Not only will this transition save the Company a significant amount of money, but we will be better equipped to provide efficient and reliable service,” says ASR President and CEO William J. Carden.

About American Spectrum Realty, Inc.

American Spectrum Realty, Inc. is a real estate investment company that owns, through its operating partnership, interest in office, industrial, self-storage, retail properties, and multi-family properties throughout the United States. The Company has been publicly traded since 2001. American Spectrum Management Group, Inc. (“ASMG”) is a wholly-owned subsidiary of the Company that manages and leases all properties owned by American Spectrum Realty, Inc. as well as third-party clients.

ASMG provides first-class management and leasing services for office, industrial, retail, self-storage, and multi-family properties, totaling over 11 million square feet in 18 states.

Certain matters discussed in this release are forward-looking statements that are subject to risks and uncertainties that could cause actual results to differ materially from those projected, including the risks and uncertainties of acquiring, owning, operating and disposing of real estate. Such risks and uncertainties are disclosed in the Company’s past and current filings with the U.S. Securities and Exchange Commission.

CONTACT:
American Spectrum Realty, Inc.
William J. Carden, 713-706-6200
Chairman, President and CEO